UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 30, 2016 (August 30, 2016)

TCP CAPITAL CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	814-00899	56-2594706
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2951 28th Street, Suite 1000
Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 566-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On August 30, 2016, TCP Capital Corp. (the “Company”) announced that it intends to privately offer $100 million in aggregate principal amount of convertible senior unsecured notes due 2022 (the “Notes”).  On August 30, 2016, the Company issued a press release announcing that it intends to privately offer, subject to market and other conditions, $100 million in aggregate principal amount of the Notes.  The Company also plans to grant the initial purchasers an option to purchase up to an additional $15 million principal amount of the Notes to cover overallotments, if any.  The Company intends to use the net proceeds of this offering to repay indebtedness under its revolving credit facilities (which will increase the funds available under the revolving credit facilities to make additional investments in portfolio companies in accordance with its investment objective) and for other general corporate purposes.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Neither the Notes nor the common stock that may be issued upon conversion thereof will be registered under the Securities Act of 1933 (the “Securities Act”). Neither the Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any filing made under the Securities Act, except as expressly set forth by specific reference in such filing. The furnishing of this information pursuant to Item 7.01 shall not be deemed an admission by the Company as to the materiality of such information.

Item 9.01.	Financial Statements and Exhibits

d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCP CAPITAL CORP.

Date: August 30, 2016

	By:	/s/ Paul L. Davis
	Name:	Paul L. Davis
	Title:	Chief Financial Officer